UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2006

MESA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
410 North 44th Street, Suite 100
Phoenix, Arizona, 85008
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (602) 685-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
SIGNATURES

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
          Subsequent to the issuance of Mesa Air Group, Inc.’s (the “Company”) consolidated financial statements for the year ended September 30, 2005, the Company’s management determined that certain changes in other assets were improperly presented in its Consolidated Statement of Cash Flows for the year ended September 30, 2005. As a result, the Company will restate its Consolidated Statement of Cash Flows for the year ended September 30, 2005 to correct the presentation of these changes in other assets. The Company expects to finalize and issue restated financial statements in approximately two weeks. A summary of the effects of the restatement on the Consolidated Statement of Cash Flows for the year ended September 30, 2005 is presented below. The restatement will have no effect on the total net change in cash and cash equivalents, the Consolidated Statement of Income, the Consolidated Statement of Stockholders’ Equity, the related earnings per share amounts for the year ended September 30, 2005 or the Consolidated Balance Sheet as of September 30, 2005.
          As discussed in its Annual Report on Form 10-K for the year ended September 30, 2005, in May 2005, the Company amended its code-sharing arrangement with United to allow the Company to put additional regional jet aircraft into the United Express system and extend the expiration dates under the existing code-share agreement with respect to certain aircraft. In connection with the amendment, the Company agreed to make three $10 million payments to United as follows: i) $10 million in June 2005, ii) $10 million in October 2005, and iii) $10 million in November 2005. The Company has determined that in its Consolidated Statement of Cash Flows for the year ended September 30, 2005, it incorrectly included the $10 million payment made to United in June 2005 in the change in other assets line in investing activities, rather than as cash used in operating activities. The Company believes the subsequent payments to United were correctly presented as cash used in operating activities in its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005 and March 31, 2006.
          As a result of the determination to restate its Consolidated Statement of Cash Flows for the year ended September 30, 2005 for the matter noted above, the Company continued to review its Consolidated Statement of Cash Flows for the year ended September 30, 2005 and has identified certain other amounts included in the change in other assets line that need to be reclassified. Specifically, $2.0 million of other contract incentive payments and $5.5 million of prepaid aircraft lease costs were also incorrectly classified as investing activities, rather than as operating activities. In addition, $3.2 million of debt issue costs were incorrectly classified as cash used in investing activities, rather than as cash used in financing activities; and a non-cash transfer of $2.7 million in rotable equipment to non-operating assets was incorrectly presented as a change in other assets, rather than being included in supplemental disclosure as a non-cash transaction.
          The Company has reviewed the Consolidated Statements of Cash Flows for the quarter ended December 31, 2005 and March 31, 2006 and has concluded that the Consolidated Statement of Cash Flows for the quarter ended December 31, 2005 will also be restated to correct the presentation of certain changes in other assets.
          In light of the foregoing determinations, on or about July 13, 2006, management of the Company, in consultation with the Audit Committee of the Board of Directors, concluded that the Company’s financial statements included in the Company’s annual report on Form 10-K for the year ended

September 30, 2005 and the related report of the Company’s independent registered public accounting firm should no longer be relied upon and that the Company should file a Form 10-K/A.
          The Audit Committee has discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, Deloitte & Touche LLP.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA AIR GROUP, INC.

Date: July 17, 2006	By:	/s/ JONATHAN G. ORNSTEIN
	Name:	JONATHAN G. ORNSTEIN
	Title:	Chairman of the Board and Chief Executive
Officer